AGREEMENT made this 1st day of March, 2003, by and between The Advisors' Inner Circle Fund, a Massachusetts business trust (the "Trust"), and Toews Corporation (the Adviser")(together, the "Parties").

The Adviser hereby agrees to waive its fee and/or reimburse expenses to the extent necessary to limit the total operating expenses at the following levels for a period of one year from the date of this Agreement for each of the following funds:

Fund                                                   Total Operating Expenses
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Toews S&P 500 Hedged Index Fund
         Advisor Class                                           2.50%
         Investor Class                                          1.50%

Toews Nasdaq-100 Hedged Index Fund
         Advisor Class                                           2.50%
         Investor Class                                          1.50%


This Agreement embodies the entire agreement of the Parties relating to the subject matter hereof. This Agreement supercedes all prior agreements and understandings, and all rights and obligations thereunder are hereby canceled and terminated. No amendment or modification of this Agreement will be valid or binding unless it is in writing and signed by the Parties.

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed as of the day and year first written above.

The Advisors' Inner Circle Fund                      Toews Corporation

By: /s/ John Munch                                   By: /s/ Alex Rigolizzo
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        John Munch                                           Alex Rigolizzo